[J.H. COHN LLP Letterhead]
Exhibit 7.3
March 27, 2006
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Gentlemen:
We have read Item 4.02 included in Amendment No. 1 to the Form 8-K dated March 27, 2006 of Adventrx Pharmaceuticals, Inc. (Commission file No. 001-32157) filed with the Securities and Exchange Commission and are in agreement with the statements contained therein as they relate to our firm.
/s/ J.H. Cohn LLP
J.H. Cohn LLP